UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

ARCH CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 229-2900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 31, 2007, Arch Chemicals, Inc. (the “Company”) released the results of operations and financial condition for the three and six months ended June 30, 2007. Attached as Exhibit 99, and incorporated herein by reference, is a copy of the Company’s earnings press release dated July 31, 2007.

Included in Exhibit 99 are references to the Company's income and earnings per share from continuing operations which in some cases, as noted in such Exhibit, exclude the effects of the restructuring and impairment recorded during the three and six months ended June 30, 2007. The Company believes that these non-GAAP financial measures provide comparative information to the original earnings guidance that was provided by the Company as well as comparison of results to prior year and therefore is useful to the investment community. Reconciliations of these non-GAAP financial measures to what the Company believes is the most directly comparable U.S. GAAP financial measures are provided in such Exhibit.

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

As previously reported, in an effort to reduce the overall cost of certain of its products in the industrial biocides business, the Company has made a decision to discontinue the manufacturing of its BIT molecule and begin sourcing from third-party suppliers.   The Company will continue to produce formulations containing BIT in both the United States and England for global end-market uses.  As a result of this decision, the Company has closed its Seal Sands, England manufacturing location and will downsize manufacturing at its Huddersfield, England location.  This will result in the termination of approximately 40 employees as well as several service agreements. In the 2007 second quarter, the Company recorded a pre-tax charge of $15.6 million, of which $8.6 million was non-cash. The $15.6 million consisted of (i) $3.4 million of employee severance related costs, (ii) $8.6 million for the impairment of the BIT manufacturing assets in England and (iii) $3.6 million of contract termination and other costs. Approximately $0.4 million of the pre-tax charge incurred in the 2007 second quarter relates to inventory disposal costs and is included in Cost of Goods Sold. Also included is an unrelated charge of approximately $0.8 million related to executive severance. The Company expects the remainder of the charge to be incurred in the second half of 2007. The Company anticipates incurring in the aggregate for 2007 for this restructuring a pre-tax charge between $16 and $20 million, compared to its previous estimate of $20 to $25 million. The current estimate of the charge consists of (i) $4 to $6 million of employee severance related costs, (ii) $8 to $9 million for the impairment of the BIT manufacturing assets in England and (iii) $4 to $5 million of contract termination and other costs. Cash related expenditures are expected to be between $8 and $11 million. The Company now expects to realize projected annual pre-tax cost savings of approximately $6 million beginning in 2008 from these actions.

ITEM 2.06. MATERIAL IMPAIRMENTS

Item 2.05 above is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.	Press Release, dated July 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: July 31, 2007

ARCH CHEMICALS, INC.

By:	/s/ Steven C. Giuliano
Name: Steven C. Giuliano
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.	Press Release, dated July 31, 2007.